Exhibit 99.1


INVESTORS:                                                        MEDIA:
John Standley                                                     Karen Rugen
(717) 214-8857                                                    (717) 730-7766
Kevin Twomey
(717) 731-6540
or investor@riteaid.com

FOR IMMEDIATE RELEASE


                RITE AID COMPLETING REVIEW OF LEASE ACCOUNTING

CAMP HILL, PA, March 17, 2005-Rite Aid Corporation (NYSE, PCX: RAD) today announced that, like many other retail and restaurant companies, it is reviewing its accounting practices with respect to leasing transactions. This action is being taken as a result of a February 7, 2005 letter issued by the Office of the Chief Accountant of the SEC to the American Institute of Certified Public Accountants clarifying the application of generally accepted accounting principles ("GAAP") for lease accounting. Our management and audit committee determined, on March 17, 2005, that the Company's methods of accounting for rent during construction periods and amortization of leasehold improvements for a small number of stores are not consistent with GAAP. This determination was also discussed with our independent registered public accounting firm, Deloitte & Touche LLP.

Accordingly, the Company will restate its previously issued consolidated financial statements for fiscal years 2004, 2003 and 2002 and its financial statements for the first three quarters of fiscal 2005.

The Company estimates that the approximate effect of such restatement is an increase in net income of $68,000 for fiscal 2004, an increase in net loss of $466,000 for fiscal 2003 and a decrease in net loss of $2.0 million for fiscal 2002, or less than $.01 per diluted share for each of the fiscal years 2004, 2003 and 2002. The Company estimates that the effect of such restatement for the first three quarters of fiscal 2005 is a decrease in net income of $254,000, or less than $.01 per diluted share. The cumulative effect of such corrections for all fiscal years prior to 2002 will be a charge of approximately $20 million. These corrections will have no effect on historical or future cash flows or the timing of payments under the Company's operating leases. All estimates contained in this release are subject to change as the Company completes the restatement of its financial statements.

As a result of the Company's determination to restate its consolidated financial statements, the financial statements included in the Company's Annual Report on Form 10-K for its fiscal year ended February 28, 2004 and the related independent auditors' report, as well as its interim unaudited financial statements for the first three quarters of fiscal 2005, should no longer be relied upon. Before April 7, 2005, the Company will file a Form 10-K/A amending its Annual Report on Form 10-K for its fiscal year ended February 28, 2004 with restated consolidated financial statements and Forms 10-Q/A amending its interim unaudited financial statements for the first three quarters of fiscal 2005.

                                   - MORE -

Rite Aid Press Release - page 2



The Company will announce fourth quarter and full year fiscal 2005 financial results as previously scheduled on April 7, 2005.

Rite Aid Corporation is one of the nation's leading drugstore chains with annual revenues of $16.7 billion and approximately 3,400 stores in 28 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company's website at www.riteaid.com.

This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements, our ability to improve the operating performance of our existing stores in accordance with our long term strategy, our ability to hire and retain pharmacists and other store personnel, the outcomes of pending lawsuits and governmental investigations, competitive pricing pressures, continued consolidation of the drugstore industry, the efforts of third-party payors to reduce prescription drug reimbursements and encourage mail order, changes in state or federal legislation or regulations, the success of planned advertising and merchandising strategies, general economic conditions and inflation, interest rate movements, access to capital and our relationship with our suppliers. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".


                                      ###